Exhibit 99.1

Company Contact
Mr. Y. Tristan Kuo
Chief Financial Officer
China Biologic Products, Inc.
Telephone: +86-538-6202206
Email: ir@chinabiologic.com
www.chinabiologic.com

FOR RELEASE ON AUGUST 9, 2011 AT 4:35 p.m. EDT (New York)

China Biologic Products Reports Second Quarter 2011 Results

TAI'AN, Shandong Province, China, August 9, 2011 – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), one of the leading plasma-based biopharmaceutical companies in the People’s Republic of China (“PRC”), today reported its results for the three months ended June 30, 2011.

Financial highlights for the second quarter 2011

  Total sales in US dollars increased 1.9% in the second quarter 2011 to $41.7 million from the second quarter 2010, with the benefit of 4.8% foreign exchange translation gain. Total sales denominated in RMB decreased 2.9% in the second quarter from the second quarter of last year.
  Gross profit decreased 8.5% to $29.2 million in the second quarter 2011 from the same period in 2010. The gross profit margin was 70.0% in the second quarter 2011 compared with 77.9% in the second quarter 2010.
  Income from operations decreased 24.3% to $17.2 million in the second quarter 2011 from the prior second quarter.
  GAAP Net income attributable to China Biologic increased 28.3% to $16.6 million or $0.28 per diluted share in the second quarter 2011 from the second quarter 2010.
  Excluding non-cash employee stock compensation, non-cash gain related to change in fair value of derivative liability, and interest on convertible notes, the non-GAAP adjusted net income attributable to China Biologic was $8.7 million or $0.33 per diluted share in the second quarter 2011, a 20.5% decrease from $11.0 million or $0.41 per diluted share in last year’s second quarter.

CEO Comments

Mr. Chao Ming Zhao, Chief Executive Officer of China Biologic, said, “We understand that investors have concerns about the unexpected closing of four of our plasma collection stations in Guizhou province that occurred on August 1, 2011 at the direction of the Guizhou Provincial government’s newly imposed plan and policy. These stations accounted for about 34.1% of our total raw plasma volume collected in 2010.”

“To mitigate the effects from the closing of the 4 plasma collection stations, we are working on alternative solutions and opportunities that include minimizing the write-off of already collected plasma from these 4 stations by performing all tests required by the 90-day quarantine rules, reallocating resources from the closed stations to maximize their utilization within the Company, and exploring new regions for new plasma stations.”

“In addition, we are adjusting our production plan and sales strategy to leverage the available resources to maximize profit as we respond to the changing market dynamics. For example, given the limited supply of raw plasma in the future, we will focus on supplying our products, which are critical and irreplaceable to health care, via direct sales to our best customers. We remain committed to accelerating our earnings growth in the future -- by focusing on our direct institutional sales, broadening our geographic reach, finding and creating new raw plasma sources, continuing to develop a strong new product pipeline, and considering possible prudent acquisitions, mergers and potential international collaborations.”

"Our sales, in terms of RMB, decreased slightly in the second quarter, mainly due to weaker product pricing in a more competitive market and lower revenue from high-value hyper-immune products due to unavailability of specific vaccinated plasma raw material. Additionally, we unified the labels and packaging of the products from our two subsidiaries so that our Taibang brand becomes our primary brand. It took us much longer to relabel and repackage the products than we expected, which resulted in delays in shipping and revenue recognition for IVIG products.”

“Given that some factors are still evolving and it remains uncertain how they will be resolved, we have revised our guidance based on the current available information. For that reason, we recommend an extra measure of caution in interpreting our revised guidance.”

“I assure you that we are working around the clock to recover from the unexpected loss of the 4 raw plasma collection stations in Guizhou. We plan to update you about our progress when we reach meaningful milestones.”

Results for the three months ended June 30, 2011

Our revenue increased by 1.9% to $41.7 million during the second quarter 2011 from $40.9 million for the same period in 2010. The foreign exchange translation contributed a 4.8% increase in sales, which translated into a 2.9% decrease in sales denominated in RMB. The revenue decrease in terms of RMB was primarily a result of the combined effect of the fluctuation on both price and volume of plasma based products. Due to increased market competition, most of the Company’s plasma products experienced general price decreases ranging from 4.2% to 16.2% .

Among all of products, only human immunoglobulin for intravenous injection (“IVIG”), which had an approximately 3.2% average selling price (“ASP”), increase as compared to the same quarter in 2010 year-over-year. Sales of Human Albumin remained the largest revenue contributor, accounted for 51.3% of the total sales. While experiencing approximately 4.2% ASP decline, sales volume of Human Albumin increased 18.3% year-over-year.

IVIG, the second largest revenue contributor which accounted for 38.6% of total sales, experienced an average year-over-year volume decrease of 2.7% in the second quarter of 2011.

Human Hepatitis B Immunoglobulin experienced the sharpest ASP decrease, down 16.2% compared to the same period of prior year, and contributed 4.5% of the total sales in the second quarter of 2011. The price decrease in human hepatitis B immunoglobulin products was mainly due to the Company’s participation in a public health program sponsored by PRC’s Ministry of Health benefiting migrant workers. The sales price for this public health program was lower than the normal retail price in order to benefit migrant workers.

Human tetanus immunoglobulin products experienced largest sales volume increase of 77.1%, with a 5.3% ASP decline, and contributed 4.7% of total sales in the second quarter of 2011. The significant volume variance of hyper-immune products year-over-year was attributable to the availability of specific vaccinated plasma and production lines.

Gross profit decreased $2.7 million or 8.5% to $29.2 million in the second quarter of 2011 from $31.8 million in the second quarter of 2010. Gross profit margin was 70.0% in the second quarter of 2011, as compared to the 77.9% for the same period in 2010. The decrease in gross profit margin was primarily attributable to the decrease in the ASP of most of products and increased cost of raw material plasma due to our efforts to increase plasma collection volume.

Total operating expenses in the second quarter of 2011 increased 31.3% to $11.9 million, as compared to $9.08 million in the second quarter of 2010. As a percentage of sales, total operating expenses increased to 28.6% in the second quarter of 2011, from 22.2% for the same period in 2010.

Selling expenses increased by $1.2 million, or 63.6%, to $3.0 million in the second quarter of 2011 from $1.9 million in the second quarter of 2010. Selling expenses as a percent of sales increased to 7.3% in the second quarter of 2011 from 4.5% for the same period in 2010. The increase in selling expenses was in line with our continuing effort to expand our customer base in hospital and inoculation centers throughout the PRC in a bid to counter the negative impact of the general price decreases of our products caused by heightened competitive pressures.

General and administrative expenses increased by $1.8 million, or 29.8%, to $7.7 million in the second quarter of 2011 from $5.9 million in the second quarter of 2010. General and administrative expenses as a percent of sales increased to 18.4% in the second quarter of 2011, from 14.4% in the same period of 2010. The increase in general and administrative expenses was primarily due to an increase in expenses related to payroll and employee benefits, as well as an increase of approximately $1.2 million in non-cash employee stock compensation expenses. The increase in payroll was mainly due to our efforts to enhance corporate governance with the addition of two directors during the first quarter of 2011, the addition of a new executive officer in December 2010, and the addition of our corporate offices in Beijing.

Research and development expenses decreased by $0.1 million, or 7.5%, to $1.2 million in the second quarter of 2011, from $1.3 million in the second quarter of 2010. As a percent of sales, research and development expenses were 2.9% and 3.2% in the second quarter of 2011 and 2010, respectively. The decrease in research and development expenses was primarily due to the decreased cost associated with the development of two new products, which we are waiting for the PRC’s State Food and Drug Administration (“SFDA”) approval. Due to the delay of SFDA approval process, we expect to receive the approval for these two new products in early 2012.

Income from operations decreased 24.3% to $17.2 million in the second quarter of 2011, as compared to $22.8 million in the second quarter of 2010. The operating income margin was 41.4% and 55.7% for the quarter ended June 30, 2011 and 2010, respectively.

For the quarter ended June 30, 2011 and 2010, we recognized a gain from the change in fair value of derivative liabilities in the amounts of $11.2 million and $2.3 million, respectively. The recognized gain from the change in the fair value of derivative liabilities in the second quarter of 2011 was mainly due to a decrease in the price of our common stock from $15.96 as of March 31, 2011 to $10.20 as of June 30, 2011.

Our provision for income taxes increased to $5.3 million in the second quarter of 2011, from $5.0 million in the second quarter of 2010, with effective income tax rate remained at 20%. The increase of income tax provision was mainly due to the increase in applicable income tax rate of Shandong Taibang and Guizhou Taibang from 15% to 25% for the three months ended June 30, 2011, compared with the same period in the prior year. Shandong Taibang is in the process of reapplying for the High and New Technology Enterprise qualification for an additional three years from 2011 to 2013. Guizhou Taibang, which was entitled to a preferential income tax rate of 15% under the previous 10-year Western Development Tax Concession, will apply for the Tax Concession in order to continue to enjoy the 15% preferential income tax rate from 2011 to 2020.

GAAP net income attributable to China Biologic in the second quarter of 2011 was $16.6 million, or $0.28 per diluted share, as compared to $12.9 million, or $0.41 per diluted share, in the same period of 2010. Non-GAAP adjusted net income was $8.7 million, or $0.33 per diluted share, in the second quarter of 2011, as compared to $11.0 million, or $0.41 per diluted share, in the second quarter of 2010. Non-GAAP adjusted net income and diluted earnings per share in the second quarter 2011 excluded an aggregate $11.2 million of gains, which are related to the change in the fair value of derivative liabilities, and added back $1.2 million of non-cash employee stock compensation expenses and $2.1 million of interest related to the convertible notes under the if-converted method. Please refer to the table at the end of this release for the reconciliation of our non-GAAP measures to the nearest comparable GAAP measures.

Six Months Results

For the first six months ended June 30, 2011, our sales increased 12.0% to $76.1 million as compared to $68.0 million for the same period last year. The foreign exchange translation contributed a 4.7% increase in sales, which translated into a 7.3% increase in sales denominated in RMB. The increase in sales during the 2011 period was primarily attributable to a general mix of increases in prices and volumes for certain of our plasma based products.

Gross profit for the first six months of 2011 was $54.3 million, increased 4.1% from $52.1 million in the same period in 2010. Gross profit margin for the first six months of 2011 was 71.3%, as compared to 76.7% for the same period in 2010. The decrease in gross profit margin was mainly due to the price decreases of certain of our products and increases in raw material costs.

Income from operations for the period was $31.8 million, down 11.8% from $36.0 million in the first six months of 2010. The decrease in income from operations was mainly due to a 96.0% increase in selling expenses and 39.2% increase in general and administrative expenses for the period as compared to the same period in 2010.

Net income for the first six months of 2011 was $30.5 million, down 11.6% from $34.5 million in the first six months of 2010. Fully diluted earnings per share were $0.53 for the first six months of 2011 as compared to $0.68 in the first six months of 2010. Excluding non-cash employee stock compensation expenses, change in the fair value of derivative liabilities and interest related to the convertible notes under the if-converted method, non-GAAP adjusted net income for the six months ended June 30, 2011 was $16.7 million, or $0.62 per diluted share, a decrease of 10.0% from non-GAAP net income of $18.6 million, or $0.70 per diluted share, for the six months ended June 30, 2010.

Financial Condition

As of June 30, 2011, the Company had $76.8 million in cash and cash equivalents, approximately $95.2 million in working capital, and a current ratio of 233.8% . Total shareholders’ equity as of June 30, 2011 was $181.6 million, as compared with $145.0 million at December 31, 2010.

Guidance and business outlook for 2011

China Biologic expects the revised total 2011 sales in the range of approximately $140 million to $145 million. The Company expects 2011 adjusted net income to be in the range of $28 million to $31 million, excluding any non-cash charge or gain related to change in the fair value of derivative liabilities, stock-based compensation expense, any adjustments in the U.S. federal income tax provision in 2011 related to the look-through exception for Subpart F income which expiring on December 31, 2011 and non-cash impairment losses associated, if any, with the closures of 4 plasma collection stations in Guizhou. The Company has provided the revised outlook based on the following factors:

(i)

The unexpected closure of 4 plasma collection stations in Guizhou, will limit our near-term future raw plasma supply. Additionally, the unexpected closure of a number of plasma collection stations in Guizhou may reduce China’s plasma supply and could amplify the supply and demand imbalance for plasma products in China. Therefore, we have revised our sales and production strategies to maintain as smooth a product supply as possible to our key customers in a longer term.

(ii)

The Company may have less imminent flexibility in reducing the expenses for previously planned and ongoing marketing and sales efforts (to expand its geographic markets, add new customers, and increase direct sales to institutional customers), and in minimizing the general and administrative expenses related to the 4 closed plasma collection stations. Therefore, we anticipate lower adjusted net income for 2011 despite the modest anticipated growth in sales in 2011.

Conference call

China Biologic will host a dial-in conference call at 7:00 a.m. EDT (New York) on August 10, 2011, to discuss its results for the second quarter 2011. To participate in the conference call, please dial the appropriate number about 10 minutes prior to the scheduled conference call time:

The dial-in details for the live conference call are:

U.S. toll-free number	1 866 549 1292
Mainland China toll-free number	800 876 8626
Hong Kong local access	3005 2050
International toll number	+852 3005 2050
Participant pass code	674 477#

A telephone replay of the call will be available after the conclusion of the conference all through 7:00 a.m. EDT on August 17, 2011.

The dial-in details for the telephone replay are:

U.S. toll-free number	1 866 753 0743
Mainland China toll free number	800 876 8594
Hong Kong local access	3005 2020
International dial-in toll number	+852 3005 2020
Replay pass code	138 012#

Use of non-GAAP financial measures

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of derivative liabilities, including warrants and derivative instruments (including the conversion option) embedded in the Company’s Senior Secured Convertible Notes (after adding back interest related to the convertible notes under the if-converted method). To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc., through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is one of the leading plasma-based biopharmaceutical companies in China.

The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies and are used for the prevention and treatment of various diseases. The Company sells its products to hospitals and other healthcare facilities in China. Please see the Company’s website www.chinabiologic.com for additional information.

Safe harbor statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements,” including, among others, statements regarding: the Company’s financial and business outlook in 2011, the closure of the plasma collection centers in Guizhou, its expected effect on the Company’s financial performance, business operations and the industry, the Company’s ability and plan to seek alternative solutions and opportunities, the Company’s production plan, sales strategy and its ability to maximize profit and adapt to changing market, the ability of the Company to achieve its commercial objectives, the business strategy, plans, and objectives of the Company and its subsidiaries, including its ability to successfully implement its growth strategies, including its strategy to expand direct sales to hospitals and inoculation centers in order to boost future sales, and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected financial performance in 2011 and growth, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	For the three months ended		For the six months ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Sales
External customers	$41,664,996	$40,580,807	$76,060,234	$67,442,329
Related party	462	327,509	76,046	564,540
Total sales	41,665,458	40,908,316	76,136,280	68,006,869

Cost of sales
External customers	12,512,359	9,012,168	21,789,563	15,811,022
Related party	210	46,738	34,604	46,738
Cost of sales	12,512,569	9,058,906	21,824,167	15,857,760

Gross profit	29,152,889	31,849,410	54,312,113	52,149,109

Operating expenses
Selling expenses	3,038,143	1,856,881	5,488,056	2,799,789
General and administrative expenses	7,665,306	5,905,950	15,129,447	10,868,202
Research and development expenses	1,218,977	1,317,483	1,929,968	2,486,138

Income from operations	17,230,463	22,769,096	31,764,642	35,994,980

Other expenses / (income)
Equity in income of equity method investee	(463,688)	(157,114)	(734,082)	(345,655)
Change in fair value of derivative liabilities	(11,175,384)	(2,270,829)	(12,197,249)	(6,104,406)
Interest expense	2,300,601	619,469	3,981,523	953,058
Interest income	(269,594)	(180,464)	(439,725)	(333,000)
Other expenses / (income), net	846,051	102,465	1,070,282	(717,504)
Total other income, net	(8,762,014)	(1,886,473)	(8,319,251)	(6,547,507)

Earnings before income tax expense	25,992,477	24,655,569	40,083,893	42,542,487

Income tax expense	5,317,249	4,961,895	9,580,465	8,033,042

Net income	20,675,228	19,693,674	30,503,428	34,509,445

Less: Net income attributable to the noncontrolling interest	4,075,523	6,757,992	7,594,748	10,910,014

Net income attributable to China Biologic Products, Inc.	$16,599,705	$12,935,682	$22,908,680	$23,599,431

Earnings per share:
Basic	$0.67	$0.55	$0.94	$1.01
Diluted	$0.28	$0.41	$0.53	$0.68

Weighted average shares used in computation:
Basic	24,632,774	23,511,435	24,492,728	23,449,508
Diluted	26,738,279	26,599,255	26,802,683	26,541,685

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$76,841,679	$64,941,368
Accounts receivable, net of allowance for doubtful accounts	20,392,860	9,922,111
Accounts receivable - a related party	-	212,611
Inventories	62,598,637	52,300,447
Other receivables	2,103,222	2,727,110
Prepayments and prepaid expenses	2,044,279	855,338
Deferred tax assets	2,401,806	1,860,753
Total Current Assets	166,382,483	132,819,738

Property, plant and equipment, net	39,932,006	39,511,731
Intangible assets, net	13,124,987	14,559,020
Land use rights, net	4,954,026	4,701,450
Prepayments and deposits for property, plant and equipment	6,429,300	4,254,423
Goodwill	18,129,811	17,778,231
Equity method investment	8,183,215	7,297,201
Total Assets	$257,135,828	$220,921,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans	$18,564,000	$3,034,000
Accounts payable	5,593,488	4,392,772
Due to related parties	3,262,995	3,192,140
Other payables and accrued expenses	21,738,685	21,606,730
Advance from customers	4,496,574	3,560,018
Income tax payable	9,555,911	6,659,805
Other taxes payable	2,759,165	2,146,868
Convertible notes	-	1,196,233
Derivative liabilities - embedded conversion option in convertible notes	-	14,561,661
Derivative liabilities - warrants	5,188,004	11,095,592
Total Current Liabilities	71,158,822	71,445,819
Other payable	338,604	333,008
Deferred tax liabilities	3,999,634	4,098,834
Total Liabilities	75,497,060	75,877,661

Stockholders’ Equity
Common stock: par value $.0001; 100,000,000 shares authorized; 25,551,125 and 24,351,125 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	2,555	2,435
Additional paid-in capital	46,160,371	35,435,139
Retained earnings	78,647,781	55,739,101
Accumulated other comprehensive income	11,129,413	8,023,121
Total stockholders’ equity attributable to China Biologic Products, Inc.	135,940,120	99,199,796

Noncontrolling interest	45,698,648	45,844,337

Total Equity	181,638,768	145,044,133

Commitments and contingencies

Total Liabilities and Equity	$257,135,828	$220,921,794

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended
	June 30, 2011	June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,503,428	$34,509,445
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,192,436	1,670,321
Amortization	1,769,484	1,740,659
Loss on sale of property, plant and equipment	133,218	3,020
(Reversal) / provision for doubtful accounts, net	(14,674)	423,922
Write-down of obsolete inventories	151,014	219,897
Deferred tax benefit	(677,477)	(311,476)
Stock compensation	2,418,287	617,841
Change in fair value of derivative liabilities	(12,197,249)	(6,104,406)
Amortization of deferred note issuance cost	91,945	171,667
Amortization of discount on convertible notes	3,503,767	312,259
Equity in income of equity method investee	(734,082)	(345,655)
Change in operating assets and liabilities:
Accounts receivable - third parties	(10,150,102)	(3,861,953)
Accounts receivable - a related party	214,587	(6,264)
Other receivables	27,582	(95,231)
Inventories	(9,319,703)	(6,351,255)
Prepayments and prepaid expenses	(1,299,510)	(849,198)
Accounts payable	1,200,716	(446,713)
Other payables and accrued expenses	378,573	1,252,134
Accrued interest - noncontrolling interest shareholders	-	(2,068,526)
Advance from customers	857,251	169,398
Income tax payable	2,735,990	(1,294,805)
Other taxes payable	563,983	-
Net cash provided by operating activities	12,349,464	19,355,081

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of a subsidiary, net of cash acquired	-	(4,022,288)
Purchase of property, plant and equipment	(4,596,500)	(6,154,212)
Purchase of intangible assets and land use right	(413,925)	(559,436)
Net cash used in investing activities	(5,010,425)	(10,735,936)

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDTIED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the six months ended
	June 30, 2011	June 30, 2010

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants exercised	-	689,160
Proceeds from stock option exercised	100,000	-
Proceeds from short term bank loans	18,373,200	5,867,600
Repayment of short term bank loans	(3,062,200)	(4,449,295)
Acquisition of noncontrolling interest	(7,635,000)	-
Repayment of noncontrolling interest shareholder loan	-	(3,652,500)
Dividend paid by subsidiaries to noncontrolling interest shareholders	(5,589,920)	(4,864,240)
Net cash used in / (provided by) financing activities	2,186,080	(6,409,275)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	2,375,192	209,310

NET INCREASE IN CASH	11,900,311	2,419,180

Cash and cash equivalents, beginning of period	64,941,368	53,843,951

Cash and cash equivalents, end of period	$76,841,679	$56,263,131

Supplemental cash flow information
Cash paid for income taxes	$7,521,952	$9,500,399
Cash paid for interest expense (net of capitalized interest)	$370,918	$161,684
Noncash investing and financing activities:
Convertible notes conversion	$12,972,000	$2,498,957
Reclassification of warrant liability to paid-in capital upon warrants conversion	$-	$1,747,765
Utilization of prepayments and deposits to acquire intangible assets	$-	$440,070
Utilization of prepayments and deposits to acquire property, plant and equipment	$836,000	$629,166

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010

	Three months Ended		Three months Ended
	June 30, 2011		June 30, 2010
Net Income (Loss) Diluted EPS	Net Income	EPS	Net Income	EPS
Adjusted Net Income for diluted net income per share - Non GAAP	$8,744,754	$0.33	$10,994,991	$0.41
Non-cash employee stock compensation	$(1,243,405)		$(45,948)
Adjusted Net Income for diluted net income per share	$7,501,349	$0.28	$10,949,043	$0.41
Interest on the Notes	$(2,077,028)		$(284,190)
Gain from change in fair value of embedded conversion option in the Notes	$5,781,624		$1,752,403
Gain from change in fair value of warrants	$5,393,760		$518,426
Net Income attributable to controlling interest	$16,599,705		$12,935,682
Weighted average number of Shares	26,738,279		26,599,255

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

	Six months Ended		Six months Ended
	June 30, 2011		June 30, 2010
Net Income (Loss) Diluted EPS	Net Income	EPS	Net Income	EPS
Adjusted Net Income for diluted net income per share - Non GAAP	$16,709,885	$0.62	$18,569,177	$0.70
Non-cash employee stock compensation	$(2,418,287)		$(617,841)
Adjusted Net Income for diluted net income per share	$14,291,598	$0.53	$17,951,336	$0.68
Interest on the Notes	$(3,580,167)		$(456,311)
Gain from change in fair value of embedded conversion option in the Notes	$6,289,661		$3,809,745
Gain from change in fair value of warrants	$5,907,588		$2,294,661
Net Income attributable to controlling interest	$22,908,680		$23,599,431
Weighted average number of Shares	26,802,683		26,541,685